UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

Aspect Communications Corporation

(Exact name of registrant as specified in its charter)

0-18391
(Commission File Number)

California	94-2974062
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1320 Ridder Park Drive
San Jose, CA 95131
(Address of principal executive offices, with zip code)

(408) 325-2200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01 Entry into a Material Definitive Agreement

     On February 9, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Aspect Communications Corporation (the “Company”) took the following actions with respect to certain compensation matters affecting the Company’s executive officers.

     The Committee approved the Company’s FY2005 Executive Incentive Plan (the “Plan”), which provides for annual cash incentive bonuses to be paid to certain members of the Company’s management team upon achievement of certain corporate financial objectives. Specifically, payment of bonuses under the formulas set forth in the Plan depend upon achievement by the Company of net income and revenue targets, which are weighted in the calculation of bonus amounts at 60% and 40%, respectively; provided that the Plan will not be funded to the extent the Company fails to achieve the net income target. The Plan provides that the net income and revenue targets are to be determined in accordance with generally accepted accounting principles and further provides that the aggregate amount of bonuses may not exceed a specified percentage of the Company’s net income, which percentage is determined in the discretion of the Board. In addition, each participant’s right to receive payment of a bonus under the Plan is contingent upon, among other factors, his or her achieving certain individual performance objectives and ratings for the year. Each participant’s target bonus amount is expressed as a percentage of his or her fiscal year 2005 base salary ranging from 35% to 100% of such salary, with payment in excess of the target percentage capped at 150% of base salary. For fiscal year 2005, our officers who are named executive officers of the Company with respect to our fiscal year 2004 are participating in the Plan as follows:

		Target Percentage of Base
Officer	2005 Base Salary	Salary under Plan
Gary Barnett, Chief Executive Officer	$425,000	100%

James Reagan, Chief Financial Officer	$315,016	70%

     In addition, the Committee approved the renewal of change of control agreements (the “Change of Control Agreements”) with certain officers of the Company, effective February 28, 2005 through February 28, 2006. Pursuant to the terms of the Change of Control Agreements, as amended in connection with such renewal, each of Messrs. Barnett and Reagan are entitled to certain benefits in the event their employment is terminated without cause or is constructively terminated during the period beginning three months prior to and ending thirteen months following a change of control of the Company. Specifically, if his employment was involuntarily terminated under these circumstances, Mr. Barnett would be entitled to continue to receive payment in 18-month proportionate increments of an amount equal to 18 months’ of his regular base salary plus an amount equal to 1.5 times the average of his three prior years’ actual bonus payments and medical benefits for up to 18 months following such termination, and Mr. Reagan would be entitled to receive payment in 12-month proportionate increments of an amount equal to 12 months’ of his regular base salary plus an amount equal to his target bonus for the year times the average of the three prior years’ actual percentage payment under the Company’s executive bonus plans for such years and medical benefits for up to 12 months following such termination. In each case, calculation of the amount of severance attributable to the officer’s bonus is capped at his target bonus for the year in which his employment terminates as specified under the Change of Control Agreement. Both officers would also be entitled to receive full acceleration of the vesting of their stock options or restricted stock holdings. Under the agreements, the Company would have the right to cease payment of these benefits in certain cases where the officer violated his or her obligations to refrain from soliciting employees or customers of the Company or from competing with the Company during an 18-month period following termination of employment.

     Pursuant to the terms of the Company’s FY2004 Executive Incentive Plan, a cash bonus payment will be made to Mr. Barnett of $156,060.

Item 9.01 Financial Statements and Exhibits.

     Exhibits.

99.1	Aspect Communications Corporation FY2005 Executive Incentive Plan

99.2	Aspect Communications Corporation Change of Control Agreement (form)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspect Communications Corporation
Date: February 14, 2005	By:	/s/ Gary E. Barnett
Gary E. Barnett,
President and Chief Executive Officer

ASPECT COMMUNICATIONS CORPORATION
INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Aspect Communications Corporation FY2005 Executive Incentive Plan

99.2	Aspect Communications Corporation Change of Control Agreement (form)